SECURITIES AND EXCHANGE COMMISSION

                  Washington, D. C.  20549


                          FORM 8-K


                       CURRENT REPORT



           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 22,
1996




                   DURAMED PHARMACEUTICALS, INC.
   (Exact name of registrant as specified in its charter)

  Delaware                 0-15242               11-2590026
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)



  7155 East Kemper Road, Cincinnati, Ohio  45249 (513) 731-9900


(Address and telephone number, including area code, of principal executive offices)

          INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6 and 8 are not applicable and are omitted from this Report.

Item 5. Other Events

        The Company's press release dated February 22, 1996 is attached as Exhibit 99 hereto and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial
        Information and Exhibits.

        (a)  Financial Statements of Business Acquired.

             Not Applicable

        (b)  Pro Forma Financial Information.

             Not Applicable

        (c)  Exhibits.

             The following exhibit is filed with this Report on Form 8-K:

             Regulation S-K
               Exhibit No.            Exhibit

                  99                  Press release dated
                                      February 22, 1996

                         SIGNATURES


        Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 28, 1996      DURAMED PHARMACEUTICALS, INC.



                                    By /s/ Timothy J. Holt

                                      Timothy J. Holt
                                      Vice President-Finance

                                                  Exhibit 99




FOR IMMEDIATE RELEASE
February 22, 1996



           DURAMED COMMENTS REGARDING OPERATING RESULTS
                      AND CONJUGATED ESTROGENS


CINCINNATI -- E. Thomas Arington, Chairman and CEO of Duramed Pharmaceuticals, Inc., announced today that operating results for the fourth quarter 1995 and for the year ended December 31 will be released in late March. The exact release date depends upon the resolution of matters which may affect the results.

Based upon current information, Duramed anticipates it will report positive earnings for the year but may report a loss for the fourth quarter 1995. The gross profit for the fourth quarter 1995 decreased from the fourth quarter 1994, both with respect to dollar amount and as a percentage of net revenue. Duramed cannot predict whether the decrease during the fourth quarter of 1995 is a one-time event. Results for the fourth quarter and the year have been affected by the Company's continuing increased product launch expenses for conjugated estrogens and other products. Mr. Arington added Duramed remains optimistic regarding the approval of its conjugated estrogens product.

On a separate matter, Duramed is continuing negotiations for the acquisition of Hallmark Pharmaceuticals, Inc. The resolution of these negotiations may result in a charge to fourth quarter operating results. Hallmark Pharmaceuticals is a privately held pharmaceutical development company headquartered in Somerset, New Jersey, which is expected to add to Duramed's product pipeline.

Duramed Pharmaceuticals, Inc. manufactures and markets a line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Headquartered in Cincinnati, Duramed is traded on the NASDAQ exchange under the symbol DRMD.